SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   -----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. )(1)

                             Simpson Industries Inc.
             -------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)

                                    829060102
             -------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            |X|  Rule 13d-1(b)
            |_|  Rule 13d-1(c)
            |_|  Rule 13d-1(d)

--------
      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                          ------------------
CUSIP No. 829060102                    13G                     Page 2 of 7 Pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
  1.    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          President and Fellows of Harvard College
--------------------------------------------------------------------------------
                                                              (a)            |_|
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (b)            |_|
--------------------------------------------------------------------------------
  3.    SEC USE ONLY

--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

              Massachusetts
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
     NUMBER OF                  975,436 shares
      SHARES        ------------------------------------------------------------
   BENEFICIALLY      6.   SHARED VOTING POWER
     OWNED BY                   ----
       EACH         ------------------------------------------------------------
     REPORTING       7.   SOLE DISPOSITIVE POWER
      PERSON                    975,436 shares
       WITH         ------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                                ----
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    975,436 shares
--------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                |_|
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    5.4%
--------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON*
                    EP
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP No. 829060102                    13G                     Page 3 of 7 Pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
  1.    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Harvard Master Trust
--------------------------------------------------------------------------------
                                                              (a)            |_|
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (b)            |_|
--------------------------------------------------------------------------------
  3.    SEC USE ONLY

--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

              Massachusetts
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
     NUMBER OF                  45,100 shares
      SHARES        ------------------------------------------------------------
   BENEFICIALLY      6.   SHARED VOTING POWER
     OWNED BY                   ----
       EACH         ------------------------------------------------------------
     REPORTING       7.   SOLE DISPOSITIVE POWER
      PERSON                    45,100 shares
       WITH         ------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                                ----
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    45,100 shares
--------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                |_|
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    0.3%
--------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON*
                    EP
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

Item 1(a) Name of Issuer:
                Simpson Industries Inc.

     1(b) Address of Issuer's Principal Executive Offices:
                47603 Halyard Drive
                Plymouth, MI  48170

Item 2(a) Name of Persons Filing:
                (i)   President and Fellows of Harvard College ("P&F")
                (ii)  Harvard Master Trust  ("HMT")

     2(b) Address of Principal Business Office or, if none, Residence:
                (i)   P&F:   c/o Harvard Management Company, Inc.
                             600 Atlantic Avenue
                             Boston, MA  02210
                (ii)  HMT:   1350 Massachusetts Avenue
                             Holyoke Center, Room 340
                             Cambridge, MA  02138

     2(c) Citizenship:
                (i)   P&F: Massachusetts
                (ii)  HMT: Massachusetts

     2(d) Title of Class of Securities:
                Common Stock

     2(e) CUSIP Number:
                829060102

Item 3 The entities filing are a group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4    Ownership:

     4(a) Amount beneficially owned:
                (i)   P&F: 975,436 shares
                (ii)  HMT: 45,100 shares

     4(b) Percent of Class:
                (i)   P&F: 5.4%
                (ii)  HMT: 0.3%


                                Page 4 of 7 Pages

     4(c) Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote:
                      (i)   P&F:  975,436 shares
                      (ii)  HMT:  45,100 shares

          (ii)  shared power to vote or to direct the vote:
                      ---------

          (iii) sole power to dispose or to direct the disposition of:
                      (i)   P&F:  975,436 shares
                      (ii)  HMT:  45,100 shares

          (iv)  shared power to dispose or to direct the disposition of:
                      ---------

Item 5    Ownership of Five Percent or Less of a Class:
                Not Applicable.

Item 6    Ownership of More than Five Percent on Behalf of Another Person:
                Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                Not Applicable.

Item 8    Identification and Classification of Members of the Group:
                See Exhibit A.

Item 9    Notice of Dissolution of Group:
                Not Applicable.


                                Page 5 of 7 Pages

Item 10   Certification:

          By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                  PRESIDENT AND FELLOWS OF HARVARD COLLEGE


                                  By: /s/ Michael S. Pradko
                                      -----------------------------
                                      Name:  Michael S. Pradko
                                      Title: Authorized Signatory


                                  HARVARD MASTER TRUST


                                  By: /s/ Michael S. Pradko
                                      -----------------------------
                                      Name:  Michael S. Pradko
                                      Title: Authorized Signatory

February 7, 2000


                                Page 6 of 7 Pages

                                    Exhibit A

          Members of Group                                Item 3 Classification
          ----------------                                ---------------------

          (1) President and Fellows of Harvard College              EP

          (2) The Harvard University Master Trust Fund              EP


                                Page 7 of 7 Pages